State/Jurisdiction of
Subsidiary                                      Incorporation/Organization
----------                                      --------------------------

Churchill Downs Management Company              Kentucky

Calder Race Course, Inc.                        Florida

Tropical Park, Inc                              Florida

Churchill Downs California Company d/b/a
Hollywood Park                                  California


Churchill Downs California Fall Operating
Company d/b/a Hollywood Park                    California


Arlington International Racecourse, Inc. d/b/a
Arlington Park                                  Illinois


Hoosier Park, L.P. (limited partnership)        Indiana


Ellis Park Race Course, Inc.                    Kentucky


Racing Corporation of America                   Delaware


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